UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ModusLink Global Solutions, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MODUSLINK SENDS LETTER TO STOCKHOLDERS

Strongly Recommends that Stockholders Vote to Support the Company’s Plan and the Value-Enhancing Changes Already Underway

Urges Stockholders to Vote the WHITE Proxy Card Today to Elect ModusLink’s

Highly Qualified Nominees

WALTHAM, Mass., January 3, 2012 — ModusLink Global Solutions(TM), Inc. (NASDAQ: MLNK), today announced that it has mailed a letter to stockholders in connection with its nomination of two highly-qualified and proven individuals for election to the Board of Directors at the Company’s Annual Meeting of Stockholders to be held on January 20, 2012.

ModusLink’s Board of Directors unanimously recommends that stockholders vote “FOR” the Company’s two directors: Thomas H. Johnson and Jeffrey J. Fenton – by telephone, Internet or by signing, dating and returning the WHITE proxy card TODAY. The Company also urges shareholders to discard any gold proxy card that they receive from Peerless Systems Corporation (NASDAQ: PRLS).

The text of the letter to ModusLink stockholders is below:

January 3, 2012

Dear Fellow Stockholder:

We are writing to you again regarding your vote at the important Annual Meeting of Stockholders on January 20, 2012, because we want to make sure that you are apprised of all the facts before you make your voting decision. The future of your investment is at stake!

At this critical juncture, your Board of Directors unanimously recommends that you vote “FOR” the Company’s two experienced and highly-qualified nominees for director, Tom Johnson and Jeff Fenton, using the WHITE proxy card. We urge you to simply discard any Gold proxy card you may receive from Peerless Systems Corporation.

DO NOT BE MISLED BY PEERLESS OR ITS NOMINEES WHO OFFER NO PLAN

TO CREATE VALUE FOR ALL MODUSLINK STOCKHOLDERS

Please take a moment of your time to consider the reasons why we believe that, if elected, the Peerless nominees could interrupt the ongoing implementation of ModusLink’s strategic plan, disrupt the current review of strategic alternatives, reduce the level of relevant experience on the Board and negatively impact stockholder value.

X	The Peerless nominees are not familiar with ModusLink or its industry and have failed to provide any constructive input or perspective on the Company. Throughout numerous meetings and phone conversations with both management and members of the ModusLink Board, Peerless has revealed an overall lack of coherence in both message and agenda and has failed to provide any strategic or operational suggestions that might lead to improved stockholder value creation at ModusLink. In fact, Peerless readily admits in its proxy materials that its nominees “do not have specific plans as of this date with respect to enhancing the value of the Company.”

X	The Peerless nominees fail to enhance the composition of your Board. The Peerless nominees have NO meaningful experience in ModusLink’s industry and have NO new ideas for enhancing the value of your investment in ModusLink. Additionally, Peerless has refused ModusLink’s request for its nominees to be interviewed by the Board’s Nominating & Corporate Governance Committee. What do they have to hide?

X	Peerless nominee Timothy Brog has a track record of SEC violations and a failure to disclose material information to stockholders. As detailed in our prior SEC filings, we believe this behavior is troubling and has no place on ModusLink’s Board.

X	Peerless’ pursuit of this proxy contest could result in the removal of two of ModusLink’s Board members at a critical time. In particular, this could result in the disruption of the Company’s review of strategic alternatives, as Mr. Fenton is the Chairman of the committee that is currently overseeing the review process.

X	Peerless has been a ModusLink stockholder for only five months, and since October 4, 2011, Peerless has sold approximately 10 percent of its ModusLink stockholdings.

X	Peerless has chosen to engage the Company in a costly and disruptive proxy contest, despite numerous concessions by the Company to reach a settlement.

IN CONTRAST, MODUSLINK HAS THE RIGHT PLAN, LEADERSHIP AND

DIRECTOR NOMINEES TO CONTINUE TO DRIVE POSITIVE CHANGE

AND ENHANCE VALUE FOR ALL MODUSLINK STOCKHOLDERS

Your Board and management team has taken definitive action to protect your interests. Consider that we have:

✓	A strategic plan to set the Company on a path to sustained growth in revenue and profits. The Board and management have developed and begun to execute an investment and cost reduction plan designed to increase revenue from new programs, improve profitability and strengthen leadership to drive improved results.

✓	Already started to see results from this plan. In the first quarter of fiscal 2012, these initiatives contributed to our highest gross profit margin in nearly two years and our first operating profit in six quarters.

✓	Initiated a thorough review of strategic alternatives to enhance stockholder value. This process includes among other things a possible sale of certain of the Company’s assets and other strategic options. To this end, the Board has formed a committee comprised of independent directors to oversee the review process and make associated recommendations to the full Board.

✓	Returned significant capital to stockholders. Since the beginning of fiscal 2008, ModusLink has returned nearly $97 million of cash to stockholders through stock buybacks and the March 2011 special dividend. Since initiating its buyback programs in early fiscal 2008, the Company has repurchased $56.7 million of ModusLink shares, reducing its total shares outstanding by approximately 12 percent.

✓	A strong, experienced and independent Board. All of ModusLink’s directors are seasoned executives who are actively engaged and keenly aware of their duties to create value for all stockholders. Importantly, seven of our eight highly-qualified Board members are independent, and half of the directors have joined the Board within the past five years.

✓	Enhanced corporate governance through the separation of the roles of chairman and chief executive officer. This action further strengthens the independence and governance structure of ModusLink’s Board.

✓	Put forth for election highly-qualified director nominees who bring critical and complementary skills and experience to the ModusLink Board. Mr. Johnson and Mr. Fenton understand their responsibility as directors to protect and create value for all stockholders.

✓	Appointed a stockholder nominee to the Board. Last year, the Nominating & Corporate Governance Committee interviewed director candidates put forward by stockholders for election at the 2010 Annual Meeting. Following this process, the Board appointed one of those nominees, Mr. Fenton, to the Board, and has nominated Mr. Fenton for a three-year term at this year’s Annual Meeting.

✓	Taken appropriate action to protect stockholder assets. ModusLink recently adopted a tax benefit preservation plan to help preserve the value of the Company’s net operating losses and other deferred tax benefits, which can be utilized in certain circumstances to offset future U.S. taxable income. The adoption of this plan is subject to stockholder approval at this year’s Annual Meeting.

✓	Been reasonable and open to a settlement with Peerless. ModusLink maintains an open dialogue with its stockholders and values your opinions. Despite concerns about the Peerless nominees, ModusLink has made a concerted effort to work with Peerless to resolve the proxy contest and come to an agreement that is in the best interests of all stockholders. However, Peerless has rebuffed the Company’s efforts each time.

YOUR VOTE IS IMPORTANT —

SUPPORT YOUR BOARD’S NOMINEES BY VOTING THE WHITE PROXY CARD TODAY

ModusLink is at a critical juncture in its development. Your Board and management team are actively engaged and committed to building value for all ModusLink stockholders and have the necessary depth and breadth of expertise in areas that are critical to ModusLink’s continued success. Protect your investment by voting for your Board’s highly qualified nominees TODAY – by telephone, Internet or by signing, dating and returning the WHITE proxy card.

On behalf of the Board of Directors, we thank you for your continued support of ModusLink.

Sincerely,

Francis J. Jules	Joseph C. Lawler
Chairman of the Board	President and Chief Executive Officer
ModusLink Global Solutions, Inc.	ModusLink Global Solutions, Inc.

Your Vote is Important, No Matter How Many or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 750-5836

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any Gold proxy card sent to you by

Peerless, as doing so will revoke your vote on the WHITE proxy card.

About ModusLink

ModusLink Global Solutions, Inc. designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket, e-Business and entitlement management solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We can manage these critical functions seamlessly with a client’s global e-Business initiative or an integrated aftermarket program, including alternative channel recovery for at-risk inventory. Backed by a footprint of more than 25 solution centers in 15 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenues. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

ModusLink Global Solutions is a trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Forward looking Statement

This release contains forward-looking statements, which address a variety of subjects including, for example, the potential benefit of the net operating loss carryforwards and the protection afforded by the tax benefit preservation plan; the expected impact of the Company’s investment and cost reduction plan, as well as the timing and impact of the expected benefits, including any growth in revenue and profits, of such program; the Company’s ability to enhance stockholder value through its review of strategic alternatives; and the expected long-term growth as a result of strengthening the Company’s leadership team. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy, including its investment and costs savings plan and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; there can be no assurance that the Company will be able to utilize its tax attributes at any time in the future; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; increased competition and technological changes in the markets in which the Company competes; and the Company’s review of strategic alternatives may not ultimately lead to a transaction that results in increased value to its stockholders. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Important Additional Information

On December 2, 2011, ModusLink filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2011 annual meeting of stockholders (the “2011 Annual Meeting”) and has mailed the definitive proxy statement to its stockholders. The definitive proxy statement contains important information concerning the identity and interests of ModusLink’s directors, director nominees and certain of its officers and employees that may be deemed, along with ModusLink, to be participants in the solicitation of ModusLink’s stockholders in connection with the 2011 Annual Meeting.

Copies of ModusLink’s definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning ModusLink, when filed, may be obtained free of charge at www.sec.gov and www.ir.moduslink.com. The definitive proxy statement and any other relevant documents filed with the

SEC contain (or will contain) important information, and stockholders should carefully read the definitive proxy statement, the accompanying WHITE proxy card and other materials filed with the SEC when they become available before making any voting decision.

Contacts:

ModusLink Global Solutions:

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

Joele Frank, Wilkinson, Brimmer, Katcher

Joele Frank/Kelly Sullivan/Averell Withers

212-355-4449